                                                                   EXHIBIT 10.29

                               CREDIT AGREEMENT

     THIS AGREEMENT is entered into as of February 1, 2002, by and between KEYSTONE AUTOMOTIVE INDUSTRIES, INC., a California corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                   RECITALS
                                   --------

     Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

                                   ARTICLE I
                                   ---------
                                 CREDIT TERMS
                                 ------------

     SECTION 1.1. DEFINED TERMS. The following terms shall have the meanings set forth below:

     "Acquisition" means the purchase by Borrower or by any Subsidiary of all or substantially all of the assets, business, stock, partnership interests or membership interests, as the case may be, of any Target, or the acquisition by Borrower or any Subsidiary of any Target which is a corporation, partnership, or limited liability company, through a merger or consolidation in which the surviving entity is Borrower or such Subsidiary;

     "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

     "Guarantor Subsidiaries" shall mean those Subsidiaries of Borrower, now existing or hereafter acquired, required by Bank to execute guaranties of all indebtedness of Borrower to Bank hereunder.

     "Non-Guarantor Subsidiaries" shall mean those Subsidiaries of Borrower, now existing or hereafter acquired, not required by Bank to execute guaranties of all indebtedness of Borrower to Bank hereunder.

     "Permitted Acquisition" means an Acquisition which satisfies the following conditions, as determined by Bank in its sole discretion:

     (i) the purpose of the Acquisition shall be to acquire a business in a similar or related line of business to that of Borrower;

     (ii) Bank shall have received from Borrower such information regarding the terms and conditions of such Acquisition as it shall reasonably require;

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

     (iii) with respect to Acquisitions involving purchase prices of greater than $2,000,000.00, the Target shall have had a positive EBITDA (as defined in Section 4.9(a) below) during the twelve months prior to the Acquisition;

     (iv) Borrower shall provide to Bank a certification from one of Borrower's senior financial officers, in form and substance satisfactory to Bank, certifying that after giving effect to the Acquisition, no covenant of this Agreement shall be violated;

     (v) concurrently with the closing of the Acquisition, Bank shall have received from each Borrower, Subsidiary and Target participating in the Acquisition, (A) such duly executed and delivered guaranties, pledge agreements, assignments, security agreements, financing statements and other documents as Bank may require in its sole discretion, and (B) if requested by Bank, with respect to Acquisitions involving purchase prices of greater than $10,000,000.00, such legal opinions, from counsel acceptable to Bank, with respect to such matters as Bank may require in its sole discretion, which shall include, without limitation, an opinion that the Acquisition will comply with or be exempted from any applicable bulk sale or transfer law;

     (vi)  the Acquisition shall comply with all applicable laws.

     "Person" means any natural person, corporation, limited partnership, general partnership, joint venturer, association, company, trust, business or other organization, whether or not legal entities.

     "Subsidiary" means any corporation, wholly-owned, directly or indirectly, by Borrower and/or by one or more Subsidiaries of Borrower.

     "Target" means the Person whose stock, assets or business shall be acquired by, merged into or with, or consolidated with Borrower or any Subsidiary in an Acquisition.

     SECTION 1.2.  LINE OF CREDIT.

     (a) Line of Credit.  Subject to the terms and conditions of this Agreement,
         --------------
Bank hereby agrees to make advances to Borrower from time to time up to and including February 1, 2005, not to exceed at any time the aggregate principal amount of Thirty-Five Million Dollars ($35,000,000.00) or such lesser amount as shall from time to time be available ("Line of Credit"), the proceeds of which shall be used to (i) refinance existing indebtedness of Borrower; (ii) finance Permitted Acquisitions, (iii) finance advances to Guarantor Subsidiaries, (iv) finance advances to Non-Guarantor Subsidiaries not to exceed One Million Dollars ($1,000,000.00) in the aggregate, and (v) finance Borrower's working capital requirements. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A
                                                                     ---------
attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

     (b) Letter of Credit Subfeature.  As a subfeature under the Line of Credit,
         ---------------------------
Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit and sight commercial letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Ten Million Dollars ($10,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each standby Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that

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no standby Letter of Credit shall have an expiration date more than one hundred twenty (120) days beyond the maturity date of the Line of Credit. No Standby Letter of Credit shall contain an automatic extension clause. Each commercial Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower, provided, however, that no commercial Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents reasonably required by Bank in connection with the issuance thereof. Each draft paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any draft is paid, then Borrower shall pay to Bank within five (5) Business Days if no Event of Default has occurred hereunder, and immediately if an Event of Default has occurred hereunder, the full amount of such draft, together with interest thereon from the date such draft is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such draft.

     (c) Borrowing and Repayment.  Borrower may from time to time during the
         -----------------------
term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above and as reduced in accordance with the terms of the Line of Credit Note.

     SECTION 1.3.  INTEREST/FEES.

     (a) Interest. The outstanding principal balance of the Line of Credit shall
         --------
bear interest at the rates of interest set forth in the Line of Credit Note.

     (b) Computation and Payment.  Interest shall be computed on the basis of a
         -----------------------
360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument required hereby.

     (c) Unused Commitment Fee.  Borrower shall pay to Bank a fee equal to the
         ---------------------
percentage per annum listed below (computed on the basis of a 360-day year, actual days elapsed) set forth opposite the ratio of Funded Debt to EBITDA (as defined in Section 4.9(a) below) of the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within ten (10) days after each billing is sent by Bank. Adjustments to the Unused Commitment Fee to reflect changes in this ratio, if any, shall be effective on the first Business Day (as defined in the Line of Credit Note) of the fiscal quarter following the quarter during which Bank receives and reviews Borrower's most current fiscal quarter-end financial statements in accordance with Section 4.3(b) below.

          Funded Debt to EBITDA                         Percentage
          ---------------------                         ----------

          Less than 1.5 to 1.0                             .250

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          Greater than or equal to 1.5
          to 1.0 but less than 1.75 to 1.0                 .375

          Greater than or equal to 1.75
          to 1.0 but less than 2.0 to 1.0                  .500


     (d) Letter of Credit Fees.  Borrower shall pay to Bank (i) fees upon the
         ---------------------
issuance of each standby Letter of Credit equal to a percentage of the face amount thereof, which percentage shall be equal to the Libor Margin (as defined in the Line of Credit Note) in effect at the time a Letter of Credit is issued,
(ii) fees upon the issuance of each commercial Letter of Credit determined in accordance with Bank's standard fees and charges then in effect for such activity, and (iii) fees upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

     (e) Documentation Fee.  Borrower shall pay to Bank a documentation fee
         -----------------
equal to $20,000.00, which fee shall be due and payable in full upon execution of this Agreement.

     SECTION 1.4. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under the Line of Credit by charging Borrower's deposit account number 4132050139 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

     SECTION 1.5.  COLLATERAL.

     As security for all indebtedness of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower's accounts receivable and other rights to payment, general intangibles, inventory and equipment.

     As security for all indebtedness of Borrower to Bank subject hereto, Borrower shall cause each Guarantor Subsidiary to grant to Bank security interests of first priority in all of their respective accounts receivable and other rights to payment, general intangibles, inventory and equipment.

     All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing fees and costs of appraisals and audits.

     SECTION 1.6. GUARANTIES. All indebtedness of Borrower to Bank shall be guaranteed by each Guarantor Subsidiary in the principal amount of Thirty-Five Million Dollars ($35,000,000.00) each, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank. As of the date hereof, the Guarantor Subsidiaries are Keystone Automotive Industries MN, Inc., a Minnesota corporation, Keystone Automotive Industries FL, Inc., a Florida corporation, Republic Automotive Parts, Inc., a Delaware corporation, Keystone Automotive Industries TN, Inc., a Tennessee corporation, P-G Products, Inc., an Ohio corporation and Keystone Automotive Industries Nevada, Inc., a Nevada corporation.

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                                  ARTICLE II
                                  ----------
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

     Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

     SECTION 2.1.  LEGAL STATUS.

     (a) Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of California, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

     (b) Each Subsidiary is a corporation duly organized and existing and in good standing under the laws of the State of its incorporation, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on such Subsidiary.

     SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower and each Guarantor Subsidiary of each of the Loan Documents to which it is a party do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower or such Guarantor Subsidiary, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or such Guarantor Subsidiary is a party or by which Borrower or such Guarantor Subsidiary may be bound.

     SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower or any Subsidiary other than those disclosed by Borrower to Bank in writing prior to the date hereof.

     SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The consolidated financial statement of Borrower dated December 28, 2001, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower and its Subsidiaries on a consolidated basis,

(b) discloses all liabilities of Borrower and its Subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower and its Subsidiaries on a consolidated basis, nor has Borrower or any of its Subsidiaries mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing, including as permitted under Section 4.7, Section 5.8 and Section 6.1 (e) below.

     SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its or any Subsidiary's income tax payable with respect to any year.

     SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

     SECTION 2.8. PERMITS, FRANCHISES. Borrower and each Subsidiary possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct in all material respects the business in which it is now engaged in compliance with applicable law.

     SECTION 2.9. ERISA. Borrower and each Subsidiary is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); neither Borrower nor any Subsidiary has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower or any such Subsidiary (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any Subsidiary; Borrower and each Subsidiary has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

     SECTION 2.10. OTHER OBLIGATIONS. Neither Borrower nor any Subsidiary is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

     SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower and each Subsidiary is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's or any such Subsidiary's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any Subsidiary is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither Borrower nor any Subsidiary has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.


                                  ARTICLE III
                                  -----------
                                  CONDITIONS
                                  ----------

     SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

     (a) Approval of Bank Counsel.  All legal matters incidental to the
         ------------------------
extension of credit by Bank shall be satisfactory to Bank's counsel.

     (b) Documentation.  Bank shall have received, in form and substance
         -------------
satisfactory to Bank, each of the following, duly executed:

         (i) This Agreement and each promissory note or other instrument required hereby.
        (ii)  Corporate Resolution: Borrowing.
       (iii)  Certificates of Incumbency.
        (iv)  Security Agreement: Equipment.
         (v)  Continuing Security Agreement: Rights to Payment and Inventory.
        (vi)  Third Party Security Agreements.
       (vii)  UCC Financing Statements.
      (viii)  Continuing Guaranties.
        (ix)  Corporate Resolution: Guaranty.
         (x)  Corporate Resolution: Third Party Collateral.
        (xi) Such other documents as Bank may require under any other Section of this Agreement.

     (c) Financial Condition.  There shall have been no material adverse change,
         -------------------
as determined by Bank, in the financial condition or business of Borrower and its Subsidiaries on a consolidated basis, nor any material decline, as determined by Bank, in the market value of the collateral required hereunder or a substantial or material portion of the assets of Borrower or its Subsidiaries.

     (d) Insurance.  Borrower shall have delivered to Bank evidence of insurance
         ---------
coverage on all Borrower's and its Subsidiaries' property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

     SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

     (a) Compliance.  The representations and warranties contained herein and in
         ----------
each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

     (b) Documentation.  Bank shall have received all additional documents which
         -------------
may be required in connection with such extension of credit.


                                  ARTICLE IV
                                  ----------
                             AFFIRMATIVE COVENANTS
                             ---------------------

     Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

     SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

     SECTION 4.2. ACCOUNTING RECORDS. Maintain, and cause each Subsidiary to maintain, adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and of each Subsidiary.

     SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

     (a) not later than 90 days after and as of the end of each fiscal year, a consolidated financial statement of Borrower, prepared by an independent certified public accountant acceptable to Bank, to include a balance sheet and consolidated statements of income, retained earnings and cash flow, together with all footnotes and a copy of Borrower's filed10-K report, an unqualified opinion from Borrower's independent certified public accountant, and a calculation of Borrower's compliance with all financial covenants set forth herein, certified as true and correct by one of Borrower's senior financial officers;

     (b) not later than 45 days after and as of the end of each fiscal quarter, a consolidated financial statement of Borrower, prepared by Borrower, to include a balance sheet and consolidated statements of income, retained earnings and cash flow, together with a copy of Borrower's filed 10-Q report and a calculation of Borrower's compliance with all financial covenants set forth herein, certified as true and correct by one of Borrower's senior financial officers;

     (c) not later than 30 days before the end of each fiscal year, projections of Borrower's consolidated financial statements for the next fiscal year;

     (d) from time to time such other information as Bank may reasonably request.

     SECTION 4.4. COMPLIANCE. Preserve and maintain, and cause each Subsidiary to preserve and maintain, all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply, and cause each Subsidiary to comply in all material respects with the provisions of all documents pursuant to which Borrower or such Subsidiary is organized and/or which govern Borrower's or such Subsidiary's continued existence and in all material respects with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and each Subsidiary and/or its respective business.

     SECTION 4.5. INSURANCE. Maintain and keep in force, and cause each Subsidiary to maintain and keep in force, insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower or such Subsidiary, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank, and cause each Subsidiary to deliver to Bank, from time to time at Bank's request schedules setting forth all insurance then in effect.

     SECTION 4.6. FACILITIES. Keep, and cause each Subsidiary to keep in all material respects all properties useful or necessary to Borrower's or such Subsidiary's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

     SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due, and cause each Subsidiary to pay and discharge when due, any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower or a Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or a Subsidiary has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower or such Subsidiary is obligated to make such payment.

     SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any Subsidiary with an uninsured claim in excess of $500,000.00.

     SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower's consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

     (a) Funded Debt to EBITDA not greater than 2.0 to 1.0, measured on a rolling four quarter basis. "Funded Debt" is defined as all interest bearing debt plus letter of credit obligations of Borrower or any Subsidiary. "EBITDA" is defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense. Notwithstanding the foregoing, for purposes of calculating Borrower's and the Subsidiaries' EBITDA, a $6,800,000.00 computer software expense shown on the financial statements for the fiscal quarter ending September 30, 2001 shall not be included.

     (b) Fixed Charge Coverage Ratio not less than 1.50 to 1.0, measured on a rolling four quarter basis, with "Fixed Charge Coverage Ratio" defined as (a) the aggregate of EBITDA (as defined above) minus (i) cash taxes, (ii) maintenance capital expenditures, (iii) dividends and distributions, (iv) withdrawals, and (v) treasury stock purchases, divided by (b) the aggregate of interest, lease payments, and scheduled principal payments.

     (c) Tangible Net Worth not at any time less than $110,000,000.00 as of Borrower's fiscal year ended March 31/st/, 2002, and as of each fiscal quarter end thereafter not less than $110,000,000.00 adjusted upward as of each fiscal quarter end on a cumulative basis by an amount equal to the sum of 75% of net income reported in each fiscal quarter plus 90% of equity offerings made during such fiscal quarter, commencing with the fiscal quarter ending June 30, 2002, but not including in such calculation net income for any fiscal quarter if the net income is a negative number, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets less any amounts due from affiliated entities.

     (d) Maximum Funded Debt to Capital not at any time greater than .30 to 1.0, measured on a quarterly basis, with "Maximum Funded Debt to Capital" defined as
(a) all interest bearing debt plus letter of credit obligations of Borrower or any Subsidiary divided by (b) stockholders' equity minus any treasury stock plus interest bearing debt plus letter of credit obligations of Borrower or any Subsidiary.

     (e) Current Ratio not less than 2.0 to 1.0 as of each fiscal quarter end, with "Current Ratio" defined as total current assets divided by total current liabilities (including without limitation the balance outstanding under the Line of Credit).

     SECTION 4.10.  NOTICE TO BANK.  Promptly (but in no event more than five
(5) Business Days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or any Subsidiary; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or
(d) any termination or cancellation of any insurance policy which Borrower or any Subsidiary is required to maintain, or any uninsured or partially uninsured loss in excess of $500,000.00 in the aggregate through liability or property damage, or through fire, theft or any other cause affecting Borrower's or any Subsidiary's property.


                                   ARTICLE V
                                   ---------
                              NEGATIVE COVENANTS
                              ------------------

     Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

     SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

     SECTION 5.2. CAPITAL EXPENDITURES. Make, or permit any Subsidiary to make, any additional investment in fixed assets in any fiscal year in excess of an aggregate of $10,000,000.00.

     SECTION 5.3. LEASE EXPENDITURES. Incur, or permit any Subsidiary to incur, operating lease expense in any fiscal year in excess of an aggregate of $20,000,000.00.

     SECTION 5.4. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist, or permit any Subsidiary to create, incur, assume or permit to exist, any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, and (b) any other liabilities of Borrower or any Subsidiary existing as of, and disclosed to Bank prior to, the date hereof, and (c) new purchase money debt not to exceed an aggregate of $1,000,000.00 for Borrower and Subsidiaries combined.

     SECTION 5.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Except in connection with a Permitted Acquisition, merge into or consolidate with any other entity, or permit any Subsidiary to merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's or any Guarantor Subsidiary's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity except for Permitted Acquisitions; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's or any Subsidiary's assets except in the ordinary course of its business.

     SECTION 5.6. GUARANTIES. Guarantee or become liable, or permit any Subsidiary to guarantee or become liable, in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate or permit any Subsidiary to pledge or hypothecate, any of its assets as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

     SECTION 5.7. LOANS, ADVANCES, INVESTMENTS. Make, or permit any Subsidiary to make, any loans or advances to or investments in any person or entity, except
(a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, (b) advances by Borrower to Guarantor Subsidiaries, (c) advances by Borrower to non-Guarantor Subsidiaries not to exceed $1,000,000.00 in the aggregate, and (d) investments in entities unaffiliated with Borrower or any Subsidiary not to exceed $1,000,000.00 in the aggregate for Borrower and all Subsidiaries combined.

     SECTION 5.8. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist, or permit any Subsidiary to mortgage, pledge, grant or permit to exist, a security interest in, or lien upon, all or any portion of its assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof, and except purchase money liens to the extent they secure purchase money debt permitted under Section 5.4 above.


                                  ARTICLE VI
                                  ----------
                               EVENTS OF DEFAULT
                               -----------------

     SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

     (a) Borrower shall fail to pay within two (2) Business Days of when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

     (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

     (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

     (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, any Subsidiary or any guarantor hereunder has incurred any debt or other liability to Bank. Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, any Subsidiary or any guarantor hereunder has incurred any debt or other liability to any person or entity other than Bank in excess of $500,000.00 individually or in the aggregate for all such defaults by Borrower, any Subsidiary and any guarantor hereunder combined.

     (e) The filing of a notice of judgment lien against Borrower, any Subsidiary or any guarantor hereunder; or the recording of any abstract of judgment against Borrower, any Subsidiary or any guarantor hereunder in any county in which it has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower, any Subsidiary or any guarantor hereunder; or the entry of a judgment against Borrower, any Subsidiary or any guarantor hereunder; provided, however, that such judgments, liens, levies, writs, executions and other process involve debts of or claims against Borrower, any Subsidiary or any guarantor hereunder in excess of $500,000.00, individually or in the aggregate for all such judgments, liens, levies, writs, executions and other process against Borrower, any Subsidiary or any guarantor hereunder combined, and within twenty (20) days after the creation thereof, or at least ten (10) days prior to the date on which any assets could be lawfully sold in satisfaction thereof, such debt or claim is not satisfied or stayed pending appeal and insured against in a manner satisfactory to Bank.

     (f) Borrower, any Subsidiary or any guarantor hereunder shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower, any Subsidiary or any guarantor hereunder shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, any Subsidiary or any guarantor hereunder, or Borrower, any Subsidiary or any guarantor hereunder shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower, any Subsidiary or any guarantor hereunder shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower, any Subsidiary or any guarantor hereunder by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

     (g) The dissolution or liquidation of Borrower, any Guarantor Subsidiary or any guarantor hereunder; or Borrower, any Guarantor Subsidiary or any guarantor hereunder, or any of their respective directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower, any Guarantor Subsidiary or any guarantor hereunder.

     SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity. In addition to the foregoing, Bank shall have no obligation to extend credit to Borrower during the two (2) Business Day period referred to in Section 6.1 (a) above.


                                  ARTICLE VII
                                  -----------
                                 MISCELLANEOUS
                                 -------------

     SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

     SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

  BORROWER:   KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
              700 E. Bonita Avenue
              Pomona, CA 91767
              Attention:  Chief Financial Officer

  BANK:       WELLS FARGO BANK, NATIONAL ASSOCIATION
              San Gabriel Valley Regional Commercial Banking Office 1000 Lakes Drive, Suite 250
              West Covina, California 91790

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

     SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) Bank's continued administration of this Agreement and the other Loan Documents, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

     SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any Subsidiary or any guarantor hereunder, or the business of any such Subsidiary or guarantor, or any collateral required hereunder.

     SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

     SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

     SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

     SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

     SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

     SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     SECTION 7.11.  ARBITRATION.

     (a) Arbitration.  The parties hereto agree, upon demand by any party, to
         -----------
submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

     (b) Governing Rules.  Any arbitration proceeding will (i) proceed in a
         ---------------
location in California selected by the American Arbitration Association ("AAA");
(ii) be governed by the Federal Arbitration Act (Title 9 of the United States
Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. (S)91 or any similar applicable state law.

     (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The
         ------------------------------------------------------------
arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

     (d) Arbitrator Qualifications and Powers.  Any arbitration proceeding in
         ------------------------------------
which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

     (e) Discovery.  In any arbitration proceeding discovery will be permitted
         ---------
in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

     (f) Class Proceedings and Consolidations.  The resolution of any dispute
         ------------------------------------
arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

     (g) Payment Of Arbitration Costs And Fees.  The arbitrator shall award all
         -------------------------------------
costs and expenses of the arbitration proceeding.

     (h) Real Property Collateral; Judicial Reference.  Notwithstanding anything
         --------------------------------------------
herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

     (i) Miscellaneous.  To the maximum extent practicable, the AAA, the
         -------------
arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                                             WELLS FARGO BANK,
KEYSTONE AUTOMOTIVE INDUSTRIES, INC.           NATIONAL ASSOCIATION


By:________________________________          By:________________________________
                                                 Randall J. Repp
Title:_____________________________              Vice President

                         REVOLVING LINE OF CREDIT NOTE


$35,000,000.00                                           West Covina, California
                                                                February 1, 2002

     FOR VALUE RECEIVED, the undersigned KEYSTONE AUTOMOTIVE INDUSTRIES, INC. ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at San Gabriel Valley RCBO, 1000 Lakes Drive, Suite 250, West Covina, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Thirty Five Million Dollars ($35,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

     As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

     (a) "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

     (b) "Fixed Rate Term" means a period commencing on a Business Day and continuing for 1, 2, 3 or 6 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than One Hundred Thousand Dollars ($100,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

     (c) "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/16 of 1%) and determined pursuant to the following formula:

                    LIBOR =                  Base LIBOR
                              ------------------------------------------
                                     100% - LIBOR Reserve Percentage

         (i) "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

         (ii) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency

Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

     (d) "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

     (a) Interest.  The outstanding principal balance of this Note shall bear
         --------
interest (computed on the basis of a 360-day year, actual days elapsed) either
(i) at a fluctuating rate per annum equal to the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be one percent (1.00%) above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

     (b) Selection of Interest Rate Options.  At any time any portion of this
         ----------------------------------
Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at it's sole option but without obligation to do so, accepts Borrower's notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

     (c) Taxes and Regulatory Costs.  Borrower shall pay to Bank immediately
         --------------------------
upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

     (d) Payment of Interest.  Interest accrued on this Note shall be payable on
         -------------------
the first day of each month commencing March 1, 2002.

     (e) Default Interest.  From and after the maturity date of this Note, or
         ----------------
such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

     (a) Borrowing and Repayment.  Borrower may from time to time during the
         -----------------------
term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on February 1, 2005.

     (b) Reduction in Availability.  Notwithstanding the maximum principal
         -------------------------
amount set forth above, the maximum principal amount available under this Note shall be reduced automatically and without further notice on February 1, 2003 by the amount of Five Million Dollars ($5,000,000.00). If the outstanding principal balance of this Note on such date is greater than the new maximum principal amount then available hereunder, Borrower shall make a principal reduction on this Note on such date in an amount sufficient to reduce the then outstanding principal balance hereof to an amount not greater than said new maximum principal amount.

     (c) Advances.  Advances hereunder, to the total amount of the principal sum
         --------
stated above, may be made by the holder at the oral or written request of Charles Hogarty, John Palumbo or Terry Tuttle, any one acting alone, who are authorized to request advances until written notice of the revocation of such authority is received by the holder at the office designated above. Advances hereunder shall be deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower.

     (d) Application of Payments.  Each payment made on this Note shall be
         -----------------------
credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this

Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

     (a) Prime Rate.  Borrower may prepay principal on any portion of this Note
         ----------
which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

     (b) LIBOR.  Borrower may prepay principal on any portion of this Note which
         -----
bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

     (i) Determine the amount of interest which would have accrued each month on
         ---------
         the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

    (ii) Subtract from the amount determined in (i) above the amount of interest
         --------
         which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

   (iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.0%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

EVENTS OF DEFAULT:

     This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of February 1, 2002, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

     (a) Remedies.  Upon the occurrence of any Event of Default, the holder of
         --------
this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

     (b) Obligations Joint and Several.  Should more than one person or entity
         -----------------------------
sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

     (c) Governing Law.  This Note shall be governed by and construed in
         -------------
accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

By:_____________________________________

Title:__________________________________

                        ADDENDUM TO LINE OF CREDIT NOTE
                       (PRIME/LIBOR PRICING ADJUSTMENTS)

     THIS ADDENDUM is attached to and made a part of that certain line of credit promissory note executed by KEYSTONE AUTOMOTIVE INDUSTRIES, INC. ("Borrower") and payable to WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank"), or order, dated as of February 1, 2002, in the maximum principal amount of Thirty-Five Million Dollars ($35,000,000.00) (the "Note").

     The following provisions are hereby incorporated into the Note to reflect the interest rate adjustments agreed to by Bank and Borrower:

INTEREST RATE ADJUSTMENTS:

     (a) Initial Interest Rates.  The initial interest rates applicable to this
         ----------------------
Note shall be the rates set forth in the "Interest" paragraph herein.
                                          --------

     (b) Interest Rate Adjustments.  In addition to any interest rate
         -------------------------
adjustments resulting from changes in the Prime Rate, Bank shall adjust the Prime Rate and LIBOR margins used to determine the rates of interest applicable to this Note on a quarterly basis, commencing with Borrower's fiscal quarter ending March 31, 2002, if required to reflect a change in Borrower's ratio of Funded Debt to EBITDA (as defined in the Credit Agreement referenced herein), in accordance with the following grid:

                                       Applicable          Applicable
                                       Prime Rate             LIBOR
      Funded Debt to EBITDA              Margin              Margin
      ---------------------              ------              ------
Less than 1.25 to 1.0                     0%                   1.00%

Greater than or equal to 1.25 to
1.0 but less than 1.5 to 1.0              0%                   1.25%

Greater than or equal to 1.5 to
1.0 but less than 1.75 to 1.0          .250%                   1.50%

Greater than or equal to 1.75 to
1.0 but less than 2.0 to 1.0           .500%                   1.75%

Each such adjustment shall be effective on the first Business Day of Borrower's fiscal quarter following the quarter during which Bank receives and reviews Borrower's most current fiscal quarter-end financial statements in accordance with any requirements established by Bank for the preparation and delivery thereof.

    IN WITNESS WHEREOF, this Addendum has been executed as of the same date as the Note.

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

By:_____________________________________

Title:__________________________________

                                      -2-